Exhibit 2.15
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2025, Fomento Económico Mexicano, S.A.B. de C.V. (“FEMSA,” “the Company,” “we,” “us” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class:	Trading symbol:	Name of each exchange on which registered:
American Depositary Shares, each representing 10 BD Units, and each BD Unit consisting of one Series B Share, two Series D-B Shares and two Series D-L Shares, without par value	FMX	New York Stock Exchange
4.375% Senior Notes due 2043	FMX43	New York Stock Exchange
3.500% Senior Notes due 2050	FMX50	New York Stock Exchange

Disclosures under the following items are not applicable to us and have been omitted: warrants and rights (Item 12.B of Form 20-F) and other securities (Item 12.C of Form 20-F).
DESCRIPTION OF OUR CAPITAL STOCK
Below is a brief summary of certain significant provisions of our current bylaws and Mexican law relating to the AA Shares, A Shares and L Shares. It does not purport to be complete and is qualified by reference to the bylaws themselves. An English translation of our bylaws has been filed with the SEC as an exhibit to our annual report.
Type and Class of Securities (Item 9.A.5 of Form 20-F)
We have three series of capital stock, each with no par value: Series B shares, Series D-B shares and Series D-L shares. Series B Shares have full voting rights, and Series D-B and D-L Shares have limited voting rights. The shares of the Company are not separable and may be transferred only in the following forms: B Units, consisting of five Series B Shares; and BD Units, consisting of one Series B Share, two Series D-B Shares and two Series D-L Shares. The amount of B Units and BD Units issued as of the last of day of the financial year covered by the annual report to which this exhibit is attached is given on the cover page of the annual report.
Preemptive Rights (Item 9.A.3 of Form 20-F)
See “Item 10—Additional Information—Shareholders Meetings—Preemptive Rights” in the annual report to which this exhibit is attached.
Limitations or Qualifications (Item 9.A.6 of Form 20-F)
See “Item 10—Additional Information—Shareholders Meetings—Limitations on Share Ownership” in the annual report to which this exhibit is attached.
Other rights (Item 9.A.7 of Form 20-F)
Not applicable.
Rights of the Shares (Item 10.B.3 of Form 20-F)

See “Item 10—Additional Information—Bylaws—Voting Rights and Certain Minority Rights” and “Item 10—Additional Information—Shareholders Meetings” in the annual report to which this exhibit is attached.
Requirements for Amendments (Item 10.B.4 of Form 20-F)
The rights of holders are set in our bylaws. A general shareholders’ extraordinary meeting (in which all holders of BD Units and B Units are entitled to attend and to vote on matters) is necessary for the amendment of our bylaws.
Limitations on the Rights to Own Our Shares (Item 10.B.6 of Form 20-F)
See “Item 10—Additional Information—Shareholders Meetings—Limitations on Share Ownership” in the annual report to which this exhibit is attached.
Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)
There are no provisions in our bylaws which may have the effect of delaying, deferring or preventing a change in control of FEMSA and that would only operate with respect to a merger, acquisition or corporate restructuring involving FEMSA or any of its subsidiaries.
Ownership Threshold (Item 10.B.8 of Form 20-F)
There are no provisions in our bylaws governing the ownership threshold above which shareholder ownership must be disclosed.
Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)
Not applicable.
Changes in Our Capital (Item 10.B.10 of Form 20-F)
See “Item 10—Additional Information—Shareholders Meetings—Change in Capital” in the annual report to which this exhibit is attached.
AMERICAN DEPOSITARY SHARES
(Item 12.D.1and 12.D.2 of Form 20-F)
This summary of the general terms and provisions of FEMSA’s American Depositary Shares (“ADSs”) does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement, as further amended and restated as of May 11, 2007, among FEMSA, The Bank of New York Mellon (formerly The Bank of New York), as depositary (the “Depositary”) and all owners and holders from time to time of American Depositary Receipts issued thereunder (the “Deposit Agreement”), including the form of American Depositary Receipt (“ADR”). Please refer to Exhibit 1 to FEMSA’s registration statement on Form F-6 filed on April 30, 2007 (File No. 333-142469) filed with the U.S. Securities and Exchange Commission (“SEC”). Capitalized terms used in this section but not defined herein have the meanings given to them in the Deposit Agreement.
General
Each ADS represents an ownership interest in 10 BD Units of FEMSA, and each BD Unit consists of one Series B share, two Series D-B Shares and two Series D-L Shares, without par value. The principal executive office of the Depositary is 240 Greenwich Street, New York, New York 10286.
Procedures for Voting
Upon receipt from the Company of notice of any meeting of holders of Units or Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the

Owners of Receipts a notice, which shall contain (a) such information as is contained in such notice of meeting received by the Depositary from the Company, (b) a statement that the Owners of Receipts as of the close of business on a specified record date will be entitled, subject to any applicable provision of Mexican law and of the By-laws of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Units or Shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given, including an express indication that such instructions may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of an Owner of a Receipt on such record date, received on or before the Instruction Date, the Depositary shall endeavor, in so far as practicable to vote or cause to be voted the amount of Units, Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request.  The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Units or Shares or other Deposited Securities, other than in accordance with such instructions or deemed instructions.  If no instructions are received by the Depositary from any Owner with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such Owner's Receipts on or before the date established by the Depositary for such purpose, the Depositary shall deem such Owner to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to a person designated by the Company to vote such Deposited Securities, provided, that no such instruction shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information as promptly as practicable in writing) that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of Units or Shares. In the event that the Company does so inform the Depositary in writing of the existence of any of the foregoing circumstances (x), (y) or (z), then the Depositary shall deem such Owner to have so instructed the Depositary to vote or to give voting instructions with respect to or cause the Custodian to vote or give voting instructions with respect to such Deposited Securities in the same manner as holders of the majority of the class of Deposited Securities voted at the relevant meeting.
Subject to the rules of any securities exchange or market on which American Depositary Shares or the Deposited Securities represented thereby are listed or traded, at least two (2) Business Days prior to the date of such meeting or date for giving such instructions, the Depositary shall if requested by the Company deliver to the Company, to the attention of its secretary, copies of all instructions received from Owners in accordance with which the Depositary will vote, or cause to be voted, or give voting instructions with respect to, the Deposited Securities.  Delivery of instructions will be made at the expense of the Company provided that payment of such expense shall not be a condition precedent to the obligations of the Depositary under this section.
Notwithstanding anything else contained under the Deposit Agreement, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from holders as of the record date) for the sole purpose of establishing a quorum at a meeting of shareholders.
There can be no assurance that Owners generally or any Owner in particular will receive the notice described in the preceding paragraph sufficiently prior to the Instruction Date to ensure that the Depositary will vote the Units, Shares or Deposited Securities in accordance with the provisions set forth in the preceding paragraph.
Dividends and Distributions
Whenever the Depositary shall receive any cash dividend or other cash distribution on any Deposited Securities, the Depositary shall, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into Dollars and shall distribute as promptly as practicable the amount thus received (net of the fees and expenses of the Depositary as provided in the Deposit Agreement, if applicable) to the Owners of Receipts entitled thereto, provided, however, that in the event that the Company or the Depositary shall be required to withhold and does withhold from such cash dividend or such other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Owners of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Sections 4.11 (Withholding) and 5.9 (Charges to Depositary) of the Deposit Agreement, whenever the Depositary shall receive any distribution other than a distribution described in Sections 4.1 (Cash Distributions), 4.3 (Distributions in Units or Shares) or 4.4 (Rights) of the Deposit Agreement, the Depositary shall cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges in proportion to the number of American Depositary Shares representing such Deposit Securities held by them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Section 5.9 (Charges of Depositary) of the Deposit Agreement) shall be distributed by the Depositary to the Owners of Receipts entitled thereto as in the case of a distribution received in cash.
If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Units or Shares, the Depositary may, after Consultation with the Company and shall if the Company shall so request, distribute as promptly as practicable to the Owners of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Units or Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Units or Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 (Withholding) of the Deposit Agreement and the payment of the fees of the Depositary as provided in Section 5.9 (Charges of Depositary) of the Deposit Agreement.  In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary shall sell the amount of Units or Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Units or Shares distributed upon the Deposited Securities represented thereby.
In the event that the Depositary determines that any distribution in property (including Units or Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Units or Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.
The Depositary will forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agents to file necessary reports with governmental authorities or agencies.  The Depositary, the Custodian or the Company and its agents may, but shall not be obligated to, file such reports as are necessary to reduce or eliminate applicable taxes on dividends and on other distributions in respect of Deposited Securities under applicable tax treaties or laws for the Owners.  Owners of American Depositary Shares may be required from time to time, and in a timely manner, to file such proof of taxpayer status, residence and beneficial ownership (as applicable), to execute such certificates and to make such representations and warranties, or to provide any other information or documents, as the Depositary or the Custodian may deem necessary or proper to fulfill the Depositary’s or the Custodian’s obligations under applicable law.  The Owners shall indemnify the Depositary, the Company, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.
The Depositary is under no obligation to provide the holders and Owners with any information about the tax status of the Company.  The Depositary shall not incur any liability for any tax consequences that may be incurred by holders and Owners on account of their ownership of the American Depositary Shares, including without limitation, tax consequences resulting from the Company (or any of its subsidiaries) being treated as a “Foreign Personal Holding Company,” or as a “Passive Foreign Investment Company” (in each case as defined in the U.S. Internal Revenue Code and the regulations issued thereunder) or otherwise.

Notices, Reports and Proxy Soliciting Material; Rights of Inspection
The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files certain reports with the SEC.
Such reports and communications will be available for inspection and copying at the public reference facilities maintained by the SEC located at 100 F Street, N.E., Washington, D.C. 20549.
The Depositary will make available for inspection by Owners of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary shall also, upon written request, send to the Owners of Receipts copies of such reports furnished by the Company pursuant to the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English.
The Depositary shall keep books at its Corporate Trust Office for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts, provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.
Sale or Exercise of Rights
In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Units or Shares or any rights of any other nature, the Depositary after Consultation with the Company shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse.  If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Owners or to certain Owners but not to other Owners, the Depositary may distribute, to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.
In circumstances in which rights would otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner under the Deposit Agreement, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.
If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Units or Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Units or Shares, and the Company shall cause the Units or Shares so purchased to be delivered to the Depositary on behalf of such Owner.  As agent for such Owner, the Depositary will cause the Units or Shares so purchased to be deposited pursuant to Section 2.2 (Deposit of Units or Shares) of the Deposit Agreement, and shall, pursuant to Section 2.3 (Execution and Delivery of Receipts) of the Deposit Agreement, execute and deliver Receipts to such Owner.  In the case of a distribution pursuant to the foregoing paragraph, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation and transfer under such laws.

If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees and expenses of the Depositary as provided in Section 5.9 (Charges of Depositary) of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.
The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to Owners or are registered under the provisions of the Securities Act.  If an Owner of Receipts requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under such the Securities Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.
Neither the Depositary nor the Company shall be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.
Deposit or Sale of Securities Resulting from Splits or Plans of Reorganization
In circumstances where the provisions of Section 4.3 (Distributions in Units or Shares) of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, if any, the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence.  In any such case the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Units or Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.
Amendment or Termination of the Deposit Arrangements
The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners and holders in any respect which they may deem necessary or desirable.  Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts.  Every Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.
The Depositary shall at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.4 (Resignation and Removal of the Depositary) of the Deposit Agreement.  On and after the date of termination, the

Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.5 (Surrender of Receipts and Withdrawal of Units or Shares) of the Deposit Agreement and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).  At any time after the expiration of 6 months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).  Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary under Sections 5.8 (Indemnification) and 5.9 (Charges of Depositary) of the Deposit Agreement.
Restrictions on the Right to Transfer or Withdraw the Underlying Securities
Notwithstanding any other provision of the Deposit Agreement or the form of ADR, the surrender of outstanding Receipts and withdrawal of Deposited Securities may be suspended only for (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Units or Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities.
The delivery of Receipts against deposits of Units or Shares generally or against deposits of particular Units or Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or any securities exchange on which the Units, Shares or American Depositary Shares are listed, or under any provision of the Deposit Agreement or the form of ADR, or for any other reason, subject to the provisions of Section 7.7 (Compliance with U.S. Securities Laws) of the Deposit Agreement.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Units or Shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Units or Shares.
If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Owner hereof to the Depositary.  The Depositary may refuse to effect any transfer of the ADR or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by the ADR, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner hereof shall remain liable for any deficiency.

Any person presenting Units or Shares for deposit or any Owner or holder of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper or as the Company may reasonably require by written request to the Depositary.  The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made.  The Depositary shall provide the Company, upon the Company’s reasonable written request, in a timely manner, with copies of any such proofs of citizenship or residence, or exchange control approval that it receives, unless that disclosure is not permitted under applicable law.  No Unit or Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in Mexico which is then performing the function of the regulation of currency exchange.
The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time.  The Depositary shall present its statement for such charges and expenses to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.
The following charges shall be incurred by any party depositing or withdrawing Units or Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.3 (Distributions in Units or Shares) of the Deposit Agreement), or by Owners, as applicable:  (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Units or Shares generally on the Unit or Share register of the Company or Foreign Registrar and applicable to transfers of Units or Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.5 (Conversion of Foreign Currency) of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.3 (Execution and Delivery of Receipts), 4.3 (Distributions in Units or Shares) or 4.4 (Rights) of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.5 (Surrender of Receipts and Withdrawal of Units or Shares) or 6.2 (Termination) of the Deposit Agreement, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including, but not limited to Sections 4.1 (Cash Distributions), 4.2 (Distributions Other Than Cash, Units, Shares or Rights), 4.3 (Distributions in Units or Shares) and 4.4 (Rights) of the Deposit Agreement, to the extent permitted by the rules of any securities exchange on which the American Depositary Shares may be listed for trading, (7) a fee for the distribution of securities pursuant to Section 4.2 (Distributions Other Than Cash, Units, Shares or Rights) of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Units or Shares) but which securities are instead distributed by the Depositary to Owners and (8) any other charge payable by the Depositary, any of the Depositary's agents, including the Custodian, or the agents of the Depositary's agents in connection with the servicing of Units or Shares or other Deposited Securities (which charge shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.6 (Fixing of Record Date) of the Deposit Agreement and shall be payable at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).
Notwithstanding any other provision in the Deposit Agreement, the Company may restrict transfers of the Units or Shares, as the case may be, where such transfer might result in ownership of Units or Shares exceeding limits imposed by applicable law or the By-laws of the Company.  The Company may also restrict, in such manner as it deems appropriate, transfers of the American Depositary Shares where such transfer may result in the total number of Units or Shares represented by the American Depositary Shares owned by a single Owner exceeding such limits.  The Company may, in its sole discretion but subject to applicable law, instruct the Depositary to take such reasonable and practicable actions with respect to the ownership interest of any Owner in excess of the limits set forth in the preceding sentence, including, but not limited to, the imposition of restrictions on the transfer of American Depositary Shares, the removal or limitation of voting rights or mandatory sale or disposition on behalf of an Owner of the Units or the Shares (as the case may be) represented by the American Depositary Shares held by such Owner in excess of such limitations, if and to the extent such disposition is reasonable and practicable and permitted by applicable law and the By-laws of the Company. The Depositary shall, at the sole expense of the Company, use its reasonable efforts to comply with the reasonable and practicable written instructions of the Company as provided in Article 25 (Ownership Restrictions) of the form of ADR. The Depositary shall have no liability for any action taken by it pursuant to Article 25 (Ownership Restrictions) of the form of ADR and Section 3.5 (Ownership Restrictions) of the Deposit Agreement.
Limitation of Depositary’s Liability
Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or holder of any Receipt, if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the By-laws of the Company, or by reason of any provision of any Securities issued or distributed by the Company, or any offering or distribution thereof or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or Deposited Securities it is provided shall be done or performed; nor shall the Depositary or the Company incur any liability to any Owner or holder of a Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.  Where, by the terms of a distribution pursuant to Sections 4.1 (Cash Distributions), 4.2 (Distributions Other Than Cash, Units, Shares or Rights) or 4.3 (Distributions in Units or Shares) of the Deposit Agreement, or an offering or distribution pursuant to Section 4.4 (Rights) of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.  Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or holders of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith.  The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities.  Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.  Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any governmental authority, any person presenting Units or Shares for deposit, any Owner or holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.  The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.  The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the fees and expenses of counsel) which may arise out of any registration with the SEC of Receipts, American Depositary Shares or Deposited Securities or the offer or sale thereof in the United States or out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates.  The Depositary agrees to indemnify the Company, its directors, employees, agents and affiliates and hold them harmless from any liability or expense which may arise out of acts performed or omitted by the Depositary or its Custodian or their respective directors, employees, agents and affiliates due to their negligence or bad faith.  No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.  Any person seeking indemnification under the Deposit Agreement shall notify the person from whom it is seeking indemnification of the commencement of any indemnifiable action or claim promptly after such indemnified person becomes aware of such commencement (provided that the failure to make such notification shall not affect such indemnified person’s rights to seek indemnification except to the extent the indemnifying person is materially prejudiced by such failure) and shall consult in good faith with the indemnifying person as to the conduct of the defense of such action or claim that may give rise to an indemnity hereunder, which defense shall be reasonable in the circumstances. No indemnified person shall compromise or settle any action or claim that may give rise to an indemnity hereunder without the consent of the indemnifying person, which consent shall not be unreasonably withheld.
DEBT SECURITIES
(Item 12.A of Form 20-F)
The following description of the 2043 Notes and 2050 Notes (each as defined herein) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to (i) the Prospectus and Prospectus Supplement, dated April 9, 2013, in relation to the 2043 Notes and (ii) the Prospectus, dated September 26, 2019, the Prospectus Supplement, dated January 14, 2020, and the Prospectus Supplement, dated February 7, 2020, in relation to the 2050 Notes, each of which contain a detailed summary of additional provisions of the notes and of the relevant indentures under which the notes are issued.
We encourage you to read the above referenced prospectus, as supplemented, and the relevant indentures for additional information. Capitalized terms used but not defined herein have the meanings given to them in the relevant indentures. Section references included herein refer to sections in the relevant indentures.
A.    4.375% Senior Notes due 2043
General
The 4.375% Senior Notes due 2043 (“2043 Notes”) were issued in an aggregate principal amount of $700,000,000, will bear interest at the rate of 4.375 % per year and will mature on May 10, 2043. All payments of principal and premium, if any, and interest on the 2043 Notes will be made in U.S. dollars.
The 2043 Notes were issued pursuant to the indenture, dated as of April 8, 2013, as supplemented by the a first supplemental indenture, dated May 10, 2013, among FEMSA, The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent, and The Bank of New York Mellon SA/NV, Dublin Branch, as Irish paying agent (collectively, the “2043 Notes Indenture”). The paying agent’s office is located at 240 Greenwich Street, New York, New York 10286 (formerly, 101 Barclay Street, Floor 4 East, New York, New York 10286). The Irish paying agent’s office is located at Hanover Building, Windmill Lane Dublin 2, Ireland.
The 2043 Notes are not guaranteed by any of our subsidiaries.
Interest on the 2043 Notes will be payable on May 10 and November 10 of each year, beginning on November 10, 2013, to the holders in whose names the 2043 Notes are registered at the close of business on April 26 or October 27 immediately preceding the related interest payment date.
We will pay interest on the 2043 Notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the 2043 Notes on the basis of a 360-day year consisting of twelve 30-day months.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order, as applicable, to close and (b) in the case of 2043 Notes issued in certificated form, a day on which banks and financial institutions are generally open for business in the location of each office of a paying agent, but only with respect to a payment to be made at the office of such paying agent.
If any payment is due on the 2043 Notes on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the 2043 Notes Indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the 2043 Notes or the 2043 Notes Indenture, and no interest will accrue on the postponed amount from the original payment date to the next business day.
We are a holding company and our principal assets are shares that we hold in our subsidiaries. The 2043 Notes are not secured by any of our assets or properties. As a result, an owner of the 2043 Notes is one of our unsecured creditors. The 2043 Notes are not subordinated to any of our other unsecured obligations. In the event of a bankruptcy or liquidation proceeding against us, the 2043 Notes would rank equally in right of payment with all our other unsecured and unsubordinated obligations. The 2043 Notes do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future.
Unless otherwise specified in the applicable prospectus supplement, we reserve the right, from time to time without the consent of holders of the 2043 Notes, to issue additional debt securities on terms and conditions substantially identical to those of the 2043 Notes (except as to denomination and as may otherwise be provided in any applicable prospectus supplement). (Section 301)
Payment of Additional Interest
We are required by Mexican law to deduct Mexican withholding taxes from payments of interest (or amounts deemed interest) to holders of the 2043 Notes who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations” in the applicable prospectus supplement for the 2043 Notes.
Subject to the limitations and exceptions described below, we will pay to holders of the 2043 Notes all additional interest that may be necessary so that every net payment of interest or principal or premium to the holder will not be less than the amount provided for in the 2043 Notes. By net payment, we mean the amount that we or our paying agent will pay the holder after we deduct or withhold an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such additional interest) by a Mexican taxing authority or the taxing authority of any other country under whose laws we or any successor of us (assuming the obligations of the 2043 Notes, the 2043 Notes Indenture and any applicable supplemental indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized at the time of payment, except for the United States (each, a “Taxing Jurisdiction”).
Our obligation to pay additional interest is, however, subject to several important exceptions. We will not pay additional interest to or on behalf of any holder or beneficial owner, or to the trustee, for or on account of any of the following:
•any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and the Taxing Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a debt security or the enforcement of rights with respect to a debt security);
•any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to the debt securities;

•any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party and which is effective, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 calendar days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;
•any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;
•any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional interest on presenting such debt security for payment on any date during such 15-day period;
•any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional interest had the beneficiary, settlor, member or beneficial owner been the holder of such debt security;
•any taxes, duties, assessments or other governmental charges that are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000, December 13, 2001, and January 21, 2003, or any law or agreement implementing or complying with, or introduced in order to conform to, such a directive; and
•any combination of the items in the bullet points above. (Section 1008)
The limitations on our obligations to pay additional interest described in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. (Section 1008(a))
Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional interest described in the third bullet point above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.
In addition, the limitation described in the third bullet point above does not require that any person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund or financial institution, register with the Secretaría de Hacienda y Crédito Público (the Ministry of Finance and Public Credit, or the “SHCP”) or with the Servicio de Administración Tributaria (the Tax Administration Service or “SAT”) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with the applicable law of the Taxing Jurisdiction. We will also provide the trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the trustee evidencing the payment of taxes in respect of which we have paid any additional interest. We will provide copies of such documentation to the holders of the debt securities or the relevant paying agent upon request. (Section 1008(a))
In the event that additional interest actually paid with respect to the debt securities pursuant to the preceding paragraphs is based on rates of deduction or withholding of taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1008(d))
Any reference in the applicable prospectus supplement for the 2043 Notes, the 2043 Notes Indenture, any applicable supplemental indenture or the debt securities to principal, premium, if any, interest or any other amount payable in respect of the debt securities by us will be deemed also to refer to any additional interest that may be payable with respect to that amount under the obligations referred to therein. (Section 1008(e))
Redemption
We are not permitted to redeem the 2043 Notes before their stated maturity, except as set forth below in the sections “Optional Redemption with ‘Make-Whole’ Amount” and “Tax Redemption” in the applicable prospectus supplement for the 2043 Notes. The 2043 Notes are not entitled to the benefit of any sinking fund (meaning that we will not deposit money on a regular basis into any separate account to repay the 2043 Notes). In addition, holders are not entitled to require us to repurchase their 2043 Notes from them before the stated maturity.
Optional Redemption with “Make-Whole” Amount
We will have the right at our option to redeem the 2043 Notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2043 Notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus in each case accrued interest on the principal amount of the 2043 Notes being redeemed to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the 2043 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the 2043 Notes.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations quoted to an entity selected by us for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if such entity obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Goldman, Sachs & Co. or their respective affiliates which are primary U.S. government securities dealers; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an entity selected by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an entity selected by us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.
On and after the redemption date, interest will cease to accrue on the 2043 Notes or any portion of the 2043 Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the 2043 Notes to be redeemed on such date. If less than all of the 2043 Notes are to be redeemed, the 2043 Notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate or in accordance with the applicable procedures of The Depository Trust Company (“DTC”).
Tax Redemption
We will have the right to redeem the 2043 Notes, in whole but not in part, at any time at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, if, as a result of certain changes in tax laws applicable to payments under the 2043 Notes, there is an increase in the additional interest we are obligated to pay under the 2043 Notes. See “Description of Debt Securities—Optional Redemption—Redemption for Taxation Reasons” in the applicable prospectus for the 2043 Notes.
Covenants
The following covenants will apply to us and our subsidiaries for so long as any debt security remains outstanding. These covenants restrict our ability and the ability of our subsidiaries to enter into certain transactions. However, these covenants do not limit our ability to incur indebtedness or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity. In addition, these covenants and the 2043 Notes Indenture generally do not limit the ability of our principal shareholders to reduce their ownership interest in us.
Limitation on Liens
We may not, and we may not allow any of our significant subsidiaries to, create, incur, issue or assume any liens on our property to secure debt where the debt secured by such liens would exceed an aggregate amount equal to the greater of (1) U.S. $2,800.00 million and (2) 16% of our Consolidated Net Tangible Assets less, in each case, the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to the first bullet point under “—Limitation on Sales and Leasebacks” in the applicable prospectus for 2043 Notes unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction will not, however, apply to the following:
•liens on property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and not in contemplation of such acquisition;

•liens on any property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such lien attaches to the property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other property;
•liens existing on any property of any subsidiary prior to the time that the subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•liens on any property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries;

•liens existing on the date the debt securities are issued;

•liens resulting from the deposit of funds or evidence of debt in trust for the purpose of defeasing our debt or the debt of any of our subsidiaries;
•any (i) liens for taxes, assessments and other governmental charges and (ii) attachment or judgment liens, in each case, the payment of which is being contested in good faith by appropriate proceedings for which such reserves or other appropriate provision, if any, as may be required by International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) shall have been made;
•liens on accounts receivable, inventory, or bottles and cases to secure working capital or revolving credit debt incurred in the ordinary course of business;
•liens resulting from a direct or indirect pledge of any or all of our shares in Heineken N.V. or Heineken Holdings N.V. or any holding company the principal assets of which consist of such shares;
•any liens on real estate related to retail or commercial locations operated by us or our subsidiaries that is contributed to a trust (a “Real Estate Trust”); and
•liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional property. (Section 1006)
“Consolidated Net Tangible Assets” means at any time the total assets (stated net of properly deductible items, to the extent not already deducted in the computation of total assets) appearing on our consolidated balance sheet less all goodwill and intangible assets appearing on such balance sheet, all determined on a consolidated basis at such time in accordance with IFRS. (Section 101)
For purposes of this covenant, the covenant set forth under “—Limitation on Sale and Leaseback Transactions” in the applicable prospectus for the 2043 Notes and the events of default set forth under “—Default, Remedies and Waiver of Default—Events of Default” in the applicable prospectus for the 2043 Notes, “significant subsidiary” means any of our subsidiaries that meets the definition of significant subsidiary under Regulation S-X as promulgated by the SEC. As of December 31, 2012, our significant subsidiaries consisted of Coca-Cola FEMSA, S.A.B. de C.V., FEMSA Comercio, S.A. de C.V. and CB Equity LLP. (Section 101)
Limitation on Sales and Leasebacks
We may not, and we may not allow any of our significant subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:
•the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to this bullet point would not exceed an aggregate amount equal to the greater of (1) U.S. $2,800.00 million or (2) 16% of our

Consolidated Net Tangible Assets less, in each case, any secured indebtedness permitted under “—Limitation on Liens” in the applicable prospectus for the 2043 Notes that does not secure the debt securities equally with, or prior to, the debt secured by such liens;
•we or one of our subsidiaries, within 12 months of the sale and leaseback transaction, retire debt not owed to us or any of our subsidiaries that is not subordinated to the debt securities or invest in equipment, plant facilities or other fixed assets used in the operations of us or any of our subsidiaries, in an aggregate amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the property leased (Section 1007); or
•the transaction involves the lease by us or our subsidiaries of real estate contributed to a Real Estate Trust.
Notwithstanding the foregoing, we and/or our subsidiaries may enter into sale and leaseback transactions that solely refinance, extend, renew or refund sale and leaseback transactions permitted under the bullet points above and the restriction described in the preceding paragraph will not apply to such sale and leaseback transactions.
“Sale and leaseback transaction” means a transaction or arrangement between us or one of our subsidiaries and a bank, insurance company or other lender or investor where we or our subsidiary leases property for an initial term of three years or more that was or will be sold by us or our significant subsidiary to that lender or investor for a sale price of U.S. $5 million (or its equivalent in other currencies) or more. (Section 101)
“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate of a capital lease obligation with a like term in accordance with IFRS, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 101)
Defaults, Remedies and Waiver of Defaults
Holders will have special rights if an event of default with respect to the debt securities they hold occurs and is not cured, as described below.
Events of Default
Each of the following will be an “event of default” with respect to any series of the debt securities:
•we fail to pay interest on any debt security within 30 days after its due date;
•we fail to pay the principal or premium, if any, of any debt security on its due date;
•we remain in breach of any covenant in the 2043 Notes Indenture for the benefit of holders of the debt securities of any series, for 90 days after we receive a notice of default (sent by the trustee at the written request of holders of a majority in principal amount of the debt securities of that series to us or by the holders of a majority in principal amount of the debt securities of that series to us and the trustee) stating that we are in breach;
•we or any of our significant subsidiaries experience a default or event of default under any instrument relating to debt, prior to its maturity, that results in the failure to pay principal, or in the acceleration, of an aggregate principal amount equal to or greater than U.S. $100 million (or its equivalent in other currencies);
•a final judgment is rendered against us or any of our significant subsidiaries in an aggregate amount in excess of U.S. $50 million (or its equivalent in other currencies) that is not discharged or bonded in full within 90 days, for 10 days after we receive a notice of this default (sent by the trustee at the written request of holders of a majority in principal amount of the debt securities of such series to us or by the holders of a majority in principal amount of the debt securities of such series to us and the trustee); or
•we or any of our significant subsidiaries file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or any of our significant subsidiaries.
Remedies Upon Event of Default
If an event of default with respect to any series of the debt securities occurs and is not cured or waived, the trustee, at the written request of holders of a majority in principal amount of the debt securities of such series, may declare the entire principal amount of all the debt securities to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional interest shall become due and payable. If, however, an event of default with respect to any series of debt securities occurs because of a bankruptcy, insolvency or reorganization relating to us or any of our significant subsidiaries, the entire principal amount of all the debt securities of such series and any accrued interest and any additional interest will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional interest will become immediately due and payable. (Section 502)
Each of the situations described in the preceding paragraph is called an acceleration of the maturity of the debt securities. If at any time after a declaration of acceleration with respect to any series of debt securities is made and before a judgment for payment has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (except in the event of an event of default arising from bankruptcy, insolvency or reorganization or similar proceedings) may rescind and annul such declaration and its consequences, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to such series of debt securities have been cured or waived. (Section 502)
If any event of default occurs, the trustee will be obligated to use those of its rights and powers under the 2043 Notes Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs.
The trustee is not required to take any action under the 2043 Notes Indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as an indemnity, from expenses and liability. Subject to the trustee’s right to receive an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of the applicable series of outstanding debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in writing in performing any other action under the 2043 Notes Indenture with respect to the debt securities. (Sections 512 and 603(e))
Before a holder of any debt securities of any series bypasses the trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:
•the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of such series and the event of default has not been cured or waived;
•the holders of a majority in aggregate principal amount of the outstanding debt securities of such series must make a written request that the trustee take action with respect to the debt securities of such series because of the default and they or other holders must offer to the trustee indemnity satisfactory to the trustee against the cost and other liabilities incurred by complying with such request;
•the trustee must not have taken action for 60 days after the above steps have been taken; and
•during those 60 days, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series must not have given the trustee directions that are inconsistent with the written request previously delivered by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series. (Section 507)
A holder will be entitled, however, at any time to bring a lawsuit for the payment of money due on any debt securities held by that holder on or after its due date. (Section 508)
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.
Waiver of Default
The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive a past default for all the debt securities of such series. If this happens, the default will be treated as if it had been cured. However, no holder may waive (i) a payment default on any debt security or (ii) a covenant default by which we make any of the changes in “—Modification and Waiver—Changes Requiring Each Holder’s Approval” in the applicable prospectus for the 2043 Notes without obtaining approval of each affected holder of outstanding debt securities of such series. (Section 513)
Modification and Waiver
There are three types of changes we can make to the 2043 Notes Indenture, any supplemental indenture and the outstanding debt securities under the 2043 Notes Indenture.
Changes Requiring Each Holder’s Approval
The following changes cannot be made without the approval of each holder of an outstanding debt security affected by the change:
•a change in the stated maturity of any principal or interest payment on a debt security;
•a reduction in the principal amount, the interest rate or the redemption price for a debt security;
•a change in our obligation to pay additional interest;
•a change in the currency of any payment on a debt security other than as permitted by the debt security;
•a change in the currency of any payment on a debt security other than as permitted by the debt security;
•a change in the place of any payment on a debt security;
•an impairment of the holder’s right to sue for payment of any amount due on its debt security;
•a reduction in the percentage in principal amount of the debt securities needed to change the 2043 Notes Indenture or the outstanding debt securities under the 2043 Notes Indenture; and
•a reduction in the percentage in principal amount of the outstanding debt securities needed to waive our compliance with the 2043 Notes Indenture, any supplemental indenture or to waive defaults. (Section 902)

Changes Not Requiring Approval
Some changes will not require the approval of holders of debt securities. These changes are limited to specific kinds of changes, like the addition of covenants, events of default or security, and other clarifications and changes that would not adversely affect the holders of outstanding debt securities under the 2043 Notes Indenture in any material respect. (Section 901)
Changes Requiring Majority Approval

Any other change to the 2043 Notes Indenture or the debt securities of any series will be required to be approved by the holders of a majority in principal amount of the outstanding debt securities of such series affected by the change or waiver. The required approval must be given by written consent. (Section 902)
The same majority approval will be required for us to obtain a waiver of certain of our covenants in the 2043 Notes Indenture and any supplemental indenture. Our covenants include the promises we make about merging, creating liens on our interests and entering into sale and leaseback transactions, which we describe under “—Merger, Consolidation or Sale of Assets” and “—Covenants” in the applicable prospectus for the 2043 Notes. If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, the 2043 Notes Indenture or any supplemental indenture, as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described under in “—Changes Requiring Each Holder’s Approval” in the applicable prospectus for the 2043 Notes, unless that holder approves the waiver. (Section 1010)
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the 2043 Notes Indenture, any supplemental indenture or the debt securities or request a waiver.
Defeasance
We may, at our option, elect to terminate (1) all of our obligations with respect to the debt securities (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities, the maintenance of agencies with respect to the debt securities and the rights, powers, trusts, duties, immunities, and indemnities and other provisions in respect of the trustee (Sections 1201 and 1202) or (2) our obligations under certain covenants in the 2043 Notes Indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of a particular series of debt securities. (Sections 1201 and 1203) In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or such other currency in which the debt securities are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional interest) in respect of the debt securities then outstanding on the maturity date of the debt securities, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters. (Sections 1201, 1204 and 1205)
If we elect either legal defeasance or covenant defeasance with respect to any series of debt securities, we must so elect it with respect to all of the outstanding debt securities of such series. (Section 1201)
Currency Indemnity
Our obligations under the debt securities will be discharged only to the extent that the trustee or the relevant holder is able to purchase the securities currency with any other currency paid to the trustee or that holder in accordance with any judgment or otherwise. If the trustee or the holder cannot purchase the securities currency in the amount originally to be paid, we have agreed to pay the difference. The holder, however, agrees that, if the amount of the securities currency purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us. (Section 1009)
Other Relationships with Trustee
The trustee or its affiliates may have other business relationships with us from time to time.
Governing Law
The 2043 Notes, the 2043 Notes Indenture and any supplemental indenture will be governed by, and construed in accordance with, the laws of the State of New York, United States of America. (Section 113)

B.    3.500% Senior Notes due 2050
The 3.500% Senior Notes due 2050 (the “2050 Notes”) were issued in an aggregate principal amount of $2,500,000,000, will bear interest at the rate of 3.500% per year and will mature on January 16, 2050. All payments of principal and premium, if any, and interest on the 2050 Notes will be made in U.S. dollars.
The 2050 Notes were issued pursuant to the indenture, dated as of April 8, 2013, as supplemented by a third supplemental indenture, dated January 16, 2020, and a fourth supplemental indenture, dated February 12, 2020, among FEMSA and The Bank of New York Mellon, as trustee, security registrar, paying agent and transfer agent (collectively, the “2050 Notes Indenture.”) The paying agent’s office is located at 240 Greenwich Street, New York, New York 10286 (formerly, 101 Barclay Street, Floor 4 East, New York, New York 10286).
The 2050 Notes are not guaranteed by any of our subsidiaries.
Interest on the 2050 Notes will be payable on January 16 and July 16 of each year, beginning on July 16, 2020, to the holders in whose names the 2050 Notes are registered at the close of business on January 1 or July 1 immediately preceding the related interest payment date.
We will pay interest on the 2050 Notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the 2050 Notes on the basis of a 360-day year consisting of twelve 30-day months.
Unless otherwise specified in the applicable prospectus supplement, “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order, as applicable, to close and (b) in the case of 2050 Notes issued in certificated form, a day on which banks and financial institutions are generally open for business in the location of each office of a paying agent, but only with respect to a payment to be made at the office of such paying agent. (Section 101)
If any payment is due on the 2050 Notes on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the 2050 Notes Indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the 2050 Notes or the 2050 Notes Indenture, and no interest will accrue on the postponed amount from the original payment date to the next business day.
If any payment is due on the 2050 Notes on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the 2050 Notes Indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the 2050 Notes or the 2050 Notes Indenture, and no interest will accrue on the postponed amount from the original payment date to the next business day.
We are a holding company and our principal assets are shares that we hold in our subsidiaries. The 2050 Notes will be our unsecured and unsubordinated obligations. As a result, the 2050 Notes are not secured by any of our assets or properties and will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations. The 2050 Notes are not guaranteed by any of our subsidiaries. As a result, the 2050 Notes will be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries in respect of assets of and revenue generated by such subsidiaries. In the event of a bankruptcy, concurso mercantil, quiebra, liquidation or other similar proceeding by or against us, the 2050 Notes would rank equally in right of payment with all our other existing and future unsecured and unsubordinated obligations, and junior to certain obligations given preference under applicable law, including tax, labor and social security obligations. The 2050 Notes do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future.

Unless otherwise specified in the applicable prospectus supplement, we reserve the right, from time to time without the consent of holders of the 2050 Notes, to issue additional debt securities on terms and conditions identical to those of the 2050 Notes (except for the issue date and issue price), which additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, the 2050 Notes. The additional debt securities will be treated as a single class for all purposes under the 2050 Notes Indenture and will vote together as one class on all matters with respect to the debt securities, provided that any additional debt securities shall be issued under a separate CUSIP number, ISIN and Common Code unless the additional debt securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or the original 2050 Notes were, and the additional debt securities are, are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes. Unless the context otherwise requires, for all purposes of the 2050 Notes Indenture and the description of debt securities contained in the applicable prospectus supplement for the 2050 Notes, references to the debt securities include any additional debt securities. (Section 301)

Payment of Additional Interest

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest (or amounts deemed interest) to holders of the 2050 Notes who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations” in the applicable prospectus for the 2050 Notes.

Subject to the limitations and exceptions described below, we will pay to holders of the 2050 Notes all additional interest that may be necessary so that every net payment of interest or principal or premium to the holder will not be less than the amount provided for in the 2050 Notes. By net payment, we mean the amount that we or our paying agent will pay the holder after we deduct or withhold an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such additional interest) by a Mexican taxing authority or the taxing authority of any other country under whose laws we or any successor of us (assuming the obligations of the 2050 Notes, the 2050 Notes Indenture and any applicable supplemental indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized at the time of payment, except for the United States (each, a “Taxing Jurisdiction”).

Our obligation to pay additional interest is, however, subject to several important exceptions. We will not pay additional interest to or on behalf of any holder or beneficial owner, or to the trustee, for or on account of any of the following:

•any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and the Taxing Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a debt security or the enforcement of rights with respect to a debt security);
•any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to the debt securities;
•any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party and which is effective, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 calendar days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;
•any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;

•any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional interest on presenting such debt security for payment on any date during such 15-day period;
•any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional interest had the beneficiary, settlor, member or beneficial owner been the holder of such debt security;
•any taxes, duties, assessments or other governmental charges that are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000, December 13, 2001, and January 21, 2003, or any law or agreement implementing or complying with, or introduced in order to conform to, such a directive; and
•any combination of the items in the bullet points above. (Section 1008)
The limitations on our obligations to pay additional interest described in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. (Section 1008(a))

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional interest described in the third bullet point above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.

In addition, the limitation described in the third bullet point above does not require that any person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund, tax exempt organization, financial institution or any other holder or beneficial owner of a debt security, register with, or provide information to, the SHCP or with the SAT) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with the applicable law of the Taxing Jurisdiction. We will also provide the trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the trustee evidencing the payment of taxes in respect of which we have paid any additional interest. We will provide copies of such documentation to the holders of the debt securities or the relevant paying agent upon request. (Section 1008(a))

In the event that additional interest actually paid with respect to the debt securities pursuant to the preceding paragraphs is based on rates of deduction or withholding of taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1008(d))

Any reference in the applicable prospectus supplement for the 2050 Notes, the 2050 Notes Indenture, any applicable supplemental indenture or the debt securities to principal, premium, if any, interest or any other amount payable in respect of the debt securities by us will be deemed also to refer to any additional interest that may be payable with respect to that amount under the obligations referred to therein. (Section 1008(e))

Redemption

We are not permitted to redeem the 2050 Notes before their stated maturity, except as set forth below. The 2050 Notes are not entitled to the benefit of any sinking fund (meaning that we will not deposit money on a regular basis into any separate account to repay the 2050 Notes). In addition, holders are not entitled to require us to repurchase their 2050 Notes from them before the stated maturity.

Optional Redemption With “Make-Whole” Amount

We will have the right at our option to redeem the outstanding 2050 Notes in whole at any time or in part from time to time prior to July 16, 2049 (the date that is six months prior to the maturity date of the 2050 Notes or the “Par Call Date”), on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2050 Notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon through the Par Call Date as if the 2050 Notes were redeemed on the Par Call Date (exclusive of accrued and unpaid interest to the redemption date on the principal amount of the 2050 Notes being redeemed on such redemption date and additional interest thereon) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued and unpaid interest to the redemption date on the principal amount of the 2050 Notes being redeemed on such redemption date and additional interest thereon.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the period from redemption date to the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the period from the redemption date to the Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations quoted to an entity selected by us for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if such entity obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of BofA Securities, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC or their respective affiliates which are primary U.S. government securities dealers; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an entity selected by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an entity selected by us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Par Redemption

On and after the Par Call Date, we will have the right, at our option, to redeem the 2050 Notes in whole at any time or in part from time to time, on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount of the 2050 Notes to be redeemed plus accrued and unpaid interest and additional interest to the redemption date on the principal amount of the 2050 Notes being redeemed on such redemption date.

General Provisions for Optional Redemption

On and after the redemption date, interest will cease to accrue on the 2050 Notes or any portion of the 2050 Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the 2050 Notes to be redeemed on such date and additional interest thereon. If less than all of the outstanding 2050 Notes are to be redeemed, the 2050 Notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate or in accordance with the applicable procedures of DTC.

Tax Redemption

We will have the right to redeem the 2050 Notes, in whole but not in part, at any time at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date and additional interest, if, as a result of certain changes in tax laws applicable to payments under the 2050 Notes, there is an increase in the additional interest we are obligated to pay under the 2050 Notes. See “Description of Debt Securities—Redemption of Debt Securities—Redemption for Taxation Reasons” in the applicable prospectus for the 2050 Notes.

Covenants
The following covenants will apply to us and our subsidiaries for so long as any debt security remains outstanding. These covenants restrict our ability and the ability of our subsidiaries to enter into certain transactions. However, these covenants do not limit our ability to incur indebtedness or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity. In addition, these covenants and the 2050 Notes Indenture generally do not limit the ability of our principal shareholders to reduce their ownership interest in us.
Limitation on Liens
We may not, and we may not allow any of our significant subsidiaries to, create, incur, issue or assume any liens on our property to secure debt where the debt secured by such liens would exceed an aggregate amount equal to the greater of (1) U.S. $2,800.00 million and (2) 16% of our Consolidated Net Tangible Assets less, in each case, the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to the first bullet point under “—Limitation on Sales and Leasebacks” in the applicable prospectus for the 2050 Notes unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction will not, however, apply to the following:
•liens on property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and not in contemplation of such acquisition;
•liens on any property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such lien attaches to the property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other property;

•liens existing on any property of any subsidiary prior to the time that the subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;
•liens on any property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries;
•liens existing on the date the debt securities are issued;
•liens resulting from the deposit of funds or evidence of debt in trust for the purpose of defeasing our debt or the debt of any of our subsidiaries;
•any (i) liens for taxes, assessments and other governmental charges and (ii) attachment or judgment liens, in each case, the payment of which is being contested in good faith by appropriate proceedings for which such reserves or other appropriate provision, if any, as may be required by International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) shall have been made;
•liens on accounts receivable, inventory, or bottles and cases to secure working capital or revolving credit debt incurred in the ordinary course of business;
•liens resulting from a direct or indirect pledge of any or all of our shares in Heineken N.V. or Heineken Holdings N.V. or any holding company the principal assets of which consist of such shares;
•any liens on real estate related to retail or commercial locations operated by us or our subsidiaries that is contributed to a trust (a “Real Estate Trust”); and
•liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional property. (Section 1006)
“Consolidated Net Tangible Assets” means at any time the total assets (stated net of properly deductible items, to the extent not already deducted in the computation of total assets) appearing on our consolidated balance sheet less all goodwill and intangible assets appearing on such balance sheet, all determined on a consolidated basis at such time in accordance with IFRS. (Section 101)
For purposes of this covenant, the covenant set forth under “—Limitation on Sale and Leaseback Transactions” in the applicable prospectus for the 2050 Notes and the events of default set forth under “—Default, Remedies and Waiver of Default—Events of Default” in the applicable prospectus for the 2050 Notes, “significant subsidiary” means any of our subsidiaries that meets the definition of significant subsidiary under Regulation S-X as promulgated by the SEC. As of December 31, 2012, our significant subsidiaries consisted of Coca-Cola FEMSA, S.A.B. de C.V., FEMSA Comercio, S.A. de C.V. and CB Equity LLP. (Section 101)
Limitation on Sales and Leasebacks
We may not, and we may not allow any of our significant subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:
•the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to this bullet point would not exceed an aggregate amount equal to the greater of (1) U.S. $2,800.00 million or (2) 16% of our Consolidated Net Tangible Assets less, in each case, any secured indebtedness permitted under “—Limitation on Liens” in the applicable prospectus for the 2050 Notes that does not secure the debt securities equally with, or prior to, the debt secured by such liens;

•we or one of our subsidiaries, within 12 months of the sale and leaseback transaction, retire debt not owed to us or any of our subsidiaries that is not subordinated to the debt securities or invest in equipment, plant facilities or other fixed assets used in the operations of us or any of our subsidiaries, in an aggregate amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the property leased (Section 1007); or
•the transaction involves the lease by us or our subsidiaries of real estate contributed to a Real Estate Trust.
Notwithstanding the foregoing, we and/or our subsidiaries may enter into sale and leaseback transactions that solely refinance, extend, renew or refund sale and leaseback transactions permitted under the bullet points above and the restriction described in the preceding paragraph will not apply to such sale and leaseback transactions.
“Sale and leaseback transaction” means a transaction or arrangement between us or one of our subsidiaries and a bank, insurance company or other lender or investor where we or our subsidiary leases property for an initial term of three years or more that was or will be sold by us or our significant subsidiary to that lender or investor for a sale price of U.S. $5 million (or its equivalent in other currencies) or more. (Section 101)
“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate of a capital lease obligation with a like term in accordance with IFRS, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 101)
Defaults, Remedies and Waiver of Defaults
Holders will have special rights if an event of default with respect to the debt securities they hold occurs and is not cured, as described below.
Events of Default
Each of the following will be an “event of default” with respect to any series of the debt securities:
•we fail to pay interest on any debt security within 30 days after its due date;
•we fail to pay the principal or premium, if any, of any debt security on its due date;
•we remain in breach of any covenant in the 2050 Notes Indenture for the benefit of holders of the debt securities of any series, for 90 days after we receive a notice of default (sent by the trustee at the written request of holders of a majority in principal amount of the debt securities of that series to us or by the holders of a majority in principal amount of the debt securities of that series to us and the trustee) stating that we are in breach;
•we or any of our significant subsidiaries experience a default or event of default under any instrument relating to debt, prior to its maturity, that results in the failure to pay principal, or in the acceleration, of an aggregate principal amount equal to or greater than U.S. $100 million (or its equivalent in other currencies);
•a final judgment is rendered against us or any of our significant subsidiaries in an aggregate amount in excess of U.S. $50 million (or its equivalent in other currencies) that is not discharged or bonded in full within 90 days, for 10 days after we receive a notice of this default (sent by the trustee at the written request of holders of a majority in principal amount of the debt securities of such series to us or by the holders of a majority in principal amount of the debt securities of such series to us and the trustee); or

•we or any of our significant subsidiaries file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or any of our significant subsidiaries.
Remedies Upon Event of Default
If an event of default with respect to any series of the debt securities occurs and is not cured or waived, the trustee, at the written request of holders of a majority in principal amount of the debt securities of such series, may declare the entire principal amount of all the debt securities to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional interest shall become due and payable. If, however, an event of default with respect to any series of debt securities occurs because of a bankruptcy, insolvency or reorganization relating to us or any of our significant subsidiaries, the entire principal amount of all the debt securities of such series and any accrued interest and any additional interest will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional interest will become immediately due and payable. (Section 502)
Each of the situations described in the preceding paragraph is called an acceleration of the maturity of the debt securities. If at any time after a declaration of acceleration with respect to any series of debt securities is made and before a judgment for payment has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (except in the event of an event of default arising from bankruptcy, insolvency or reorganization or similar proceedings) may rescind and annul such declaration and its consequences, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to such series of debt securities have been cured or waived. (Section 502)
If any event of default occurs, the trustee will be obligated to use those of its rights and powers under the 2050 Notes Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs.
The trustee is not required to take any action under the 2050 Notes Indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as an indemnity, from expenses and liability. Subject to the trustee’s right to receive an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of the applicable series of outstanding debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in writing in performing any other action under the 2050 Notes Indenture with respect to the debt securities. (Sections 512 and 603(e))
Before a holder of any debt securities of any series bypasses the trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:
•the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of such series and the event of default has not been cured or waived;
•the holders of a majority in aggregate principal amount of the outstanding debt securities of such series must make a written request that the trustee take action with respect to the debt securities of such series because of the default and they or other holders must offer to the trustee indemnity satisfactory to the trustee against the cost and other liabilities incurred by complying with such request;
•the trustee must not have taken action for 60 days after the above steps have been taken; and
•during those 60 days, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series must not have given the trustee directions that are inconsistent with the written request previously delivered by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series. (Section 507)

A holder will be entitled, however, at any time to bring a lawsuit for the payment of money due on any debt securities held by that holder on or after its due date. (Section 508)
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.
Waiver of Default
The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive a past default for all the debt securities of such series. If this happens, the default will be treated as if it had been cured. However, no holder may waive (i) a payment default on any debt security or (ii) a covenant default by which we make any of the changes in “—Modification and Waiver – Changes Requiring Each Holder’s Approval” in the applicable prospectus for the 2050 Notes without obtaining approval of each affected holder of outstanding debt securities of such series. (Section 513)
Modification and Waiver
There are three types of changes we can make to the 2050 Notes Indenture, any supplemental indenture and the outstanding debt securities under the 2050 Notes Indenture.
Changes Requiring Each Holder’s Approval
The following changes cannot be made without the approval of each holder of an outstanding debt security affected by the change:
•a change in the stated maturity of any principal or interest payment on a debt security;
•a reduction in the principal amount, the interest rate or the redemption price for a debt security;
•a change in our obligation to pay additional interest;
•a change in the currency of any payment on a debt security other than as permitted by the debt security;
•a change in the currency of any payment on a debt security other than as permitted by the debt security;
•a change in the place of any payment on a debt security;
•an impairment of the holder’s right to sue for payment of any amount due on its debt security;
•a reduction in the percentage in principal amount of the debt securities needed to change the 2050 Notes Indenture or the outstanding debt securities under the 2050 Notes Indenture; and
•a reduction in the percentage in principal amount of the outstanding debt securities needed to waive our compliance with the 2050 Notes Indenture, any supplemental indenture or to waive defaults. (Section 902)
Changes Not Requiring Approval
Some changes will not require the approval of holders of debt securities. These changes are limited to specific kinds of changes, like the addition of covenants, events of default or security, and other clarifications and changes that would not adversely affect the holders of outstanding debt securities under the 2050 Notes Indenture in any material respect. (Section 901)
Changes Requiring Majority Approval
Any other change to the 2050 Notes Indenture or the debt securities of any series will be required to be approved by the holders of a majority in principal amount of the outstanding debt securities of such series affected by the change or waiver. The required approval must be given by written consent. (Section 902)

The same majority approval will be required for us to obtain a waiver of certain of our covenants in the 2050 Notes Indenture and any supplemental indenture. Our covenants include the promises we make about merging, creating liens on our interests and entering into sale and leaseback transactions, which we describe under “—Merger, Consolidation or Sale of Assets” and “—Covenants” in the applicable prospectus for the 2050 Notes. If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, the 2050 Notes Indenture or any supplemental indenture, as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described under in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 1010)
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the 2050 Notes Indenture, any supplemental indenture or the debt securities or request a waiver.
Defeasance
We may, at our option, elect to terminate (1) all of our obligations with respect to the debt securities (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities, the maintenance of agencies with respect to the debt securities and the rights, powers, trusts, duties, immunities, and indemnities and other provisions in respect of the trustee (Sections 1201 and 1202) or (2) our obligations under certain covenants in the 2050 Notes Indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of a particular series of debt securities. (Sections 1201 and 1203) In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or such other currency in which the debt securities are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional interest) in respect of the debt securities then outstanding on the maturity date of the debt securities, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters. (Sections 1201, 1204 and 1205)
If we elect either legal defeasance or covenant defeasance with respect to any series of debt securities, we must so elect it with respect to all of the outstanding debt securities of such series. (Section 1201)
Currency Indemnity
Our obligations under the debt securities will be discharged only to the extent that the trustee or the relevant holder is able to purchase the securities currency with any other currency paid to the trustee or that holder in accordance with any judgment or otherwise. If the trustee or the holder cannot purchase the securities currency in the amount originally to be paid, we have agreed to pay the difference. The holder, however, agrees that, if the amount of the securities currency purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us. (Section 1009)
Other Relationships with Trustee
The trustee or its affiliates may have other business relationships with us from time to time.
Governing Law
The 2050 Notes, the 2050 Notes Indenture and any supplemental indenture will be governed by, and construed in accordance with, the laws of the State of New York, United States of America. (Section 113)